Exhibit 10.1.1

AMENDMENT TO
WATERFRONT MEDIA INC. 2003 STOCK OPTION PLAN

This Amendment (the “Amendment”) by Everyday Health, Inc., formerly known as Waterfront Media Inc., a Delaware corporation (the “Company”), to the Waterfront Media Inc. 2003 Stock Option Plan (the “Plan”) is adopted this 22nd day of March, 2013. All capitalized terms not otherwise defined in this Amendment shall have the meaning set forth in the Plan.

WHEREAS, the Company adopted the Plan effective as of April 1, 2003;

WHEREAS, the Plan will expire by its terms on April 1, 2013;

WHEREAS, the Company’s Board of Directors (the “Board”) has concluded that it is in the Company’s best interests to extend and renew the Plan for an additional ten (10) year term;

WHEREAS, the Board has concluded that the Plan should be renamed to reflect the current name of the Company;

WHEREAS, the Board has further concluded that the Plan should be amended to permit Optionees to exercise vested Options through a net exercise in which Optionees may tender back to the Company a portion of the shares received on exercise to pay the exercise price due to the Company in connection with the exercise; and

WHEREAS, Section 19 of the Plan authorizes the Board and the Company’s stockholders to amend the Plan, in whole or in part.

NOW THEREFORE, BE IT RESOLVED, that the Board adopts the following amendments to the Plan:

Section 1. The Plan is hereby renamed the Everyday Health, Inc. 2003 Stock Option Plan. All references to the “Company” shall mean Everyday Health, Inc. and its affiliates (whether or not incorporated).

Section 2. Section 10(b) of the Plan is hereby amended by adding the following to the end of Section 10(b):

Finally and also without limiting any of the foregoing, if permitted by the Board in its sole discretion, the Optionee may pay all or part of the exercise price by having the Company retain from the shares of Common Stock otherwise issuable upon exercise of the Option, up to the largest whole number of shares having a Fair Market Value that does not exceed the aggregate exercise price for the number of shares as to which the Option is being exercised, provided, however, that the Company shall accept a cash or other payment from the Optionee to the extent of any remaining balance of the aggregate exercise price not satisfied by the reduction in the number of shares to be issued.

Section 3. Section 20 of the Plan is hereby amended by adding the following to the end of Section 20:

The Plan shall be renewed as of April 1, 2013 (the “Renewal Date”), subject to the approval thereof by the stockholders of the Company entitled to vote thereon within 12 months of such date. In the event that such stockholder approval is not obtained within such time period, the Plan and any Options granted under the Plan on or after the Renewal Date and on or prior to the expiration of such 12 month period shall be void and of no further force or effect.

Section 4. Section 21 of the Plan is hereby superseded and restated as follows:

Unless terminated earlier by the Board in accordance with Section 19 above, the Plan shall terminate on, and no further Options may be granted after, the tenth anniversary of the Renewal Date.

Section 5. Other than as specifically modified by this Amendment, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

EVERYDAY HEALTH, INC.

By:	/s/ Alan Shapiro
	Name:	Alan Shapiro
	Title:	Executive Vice President and General Counsel